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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                           KRONOS INTERNATIONAL, INC.

                         Adopted in accordance with the
                          provisions of Section 242 of
                         the General Corporation Law of
                              the State of Delaware

         KRONOS INTERNATIONAL, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, by unanimous written consent of the directors dated as of February 5, 1999, adopted the following resolutions proposing and declaring advisable an Amendment to the Certificate of Incorporation of the Corporation as follows:

                           RESOLVED, that Article 4 of the Corporation's
                  Certificate of Incorporation be amended to read in its entirety as follows:

                           "4. The aggregate number of shares of stock of all
                  classes which the Corporation has authority to issue is 101,000 shares of capital stock, itemized by classes, par value of shares, shares without par value, and series, if any, within a class, as follows:

                                                                                         Par value per share or
                                                             Series       Number         statement that shares are
                  Class                                      (if any)     of Shares      without par value
                  Common Stock                                              100,000      $100.00 per share

                  Class A Non-Voting Preferred Stock
                                                                              1,000      $100.00 per share

                  The Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock.

                           The relative rights, preferences and limitations of
                  the shares of each class and series (if any), are as follows:



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                  COMMON STOCK

                           (a) Dividends: Subject to the provisions below
                  relating to the payment of dividends on the Class A Preferred Stock (which is hereinafter called the "Class A Preferred Stock") of the Corporation, dividends may be declared on the Common Stock from the surplus or net profits of the Corporation, when and as declared by its Board of Directors; provided however, that the Board of Directors may not declare any dividends on the Common Stock unless (i) approved by a unanimous vote of the Board of Directors, or (ii) the Corporation has paid all accumulated dividends on, together with the par value of, the Class A Preferred Stock.

                           (b) Preferences Upon Liquidation: After payment in
                  full of the liquidation preferences of the shares of the Class A Preferred Stock, any remaining assets of the Corporation available for distribution to the stockholders shall be distributed to the holders of the Common Stock ratably. The consolidation or merger of the Corporation with one or more corporations shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                           (c) Voting Rights: Each share of Common Stock shall
                  entitle the holder thereof to one vote in all proceedings in which action may be taken by stockholders of the Corporation.

                  CLASS A PREFERRED STOCK

                           (a) Dividends: The holders of Class A Preferred Stock
                  shall be entitled to receive from the surplus or net profits of the Corporation, when and as declared by its Board of Directors, cash dividends at the rate of $11,354 per annum per share of Class A Preferred Stock (i.e., a four and one half percent (4 1/2%) annual rate on (i) each share's par value of $100 plus (ii) each share's Liquidation Value (as defined below)), accruing from the date of issue through the date of redemption or cancellation thereof, payable on such dates as may from time to time be determined by the Board of Directors. These cash dividends shall be cumulative whether or not declared and shall be payable for the current year and for all previous fiscal years before any dividends may be paid or set apart on the Common Stock. The Class A Preferred Stock shall not be entitled to participate in or receive any dividends or share of profits whether payable in cash, stock, or property, in excess of these dividends. No dividends shall be declared or paid on the Common Stock of the Corporation during any period when the Corporation has failed to pay an annual dividend on the Class A Preferred Stock for any preceding fiscal year. Holders of shares of Class A Preferred Stock that are redeemed will be entitled to receive the dividend accrued through the date of redemption (whether or not such dividend accrued shall have been previously declared), payable by the Corporation not later than five days after the date of such redemption.


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                           The Corporation may elect to defer payment of
                  dividends (ratably among the shares of Class A Preferred Stock) if the payment of such dividends would violate restrictions in any loan agreement or indenture of the Corporation or an affiliate thereof pursuant to which any of them then has indebtedness outstanding or violate the General Corporation Law of the State of Delaware.

                           (b) Preferences Upon Liquidation: Holders of the
                  issued and outstanding Class A Preferred Stock shall be entitled to receive for each share of Class A Preferred Stock
                  (i) the par value of the Class A Preferred Stock plus (ii) any accumulated and unpaid dividends plus (iii) Liquidation Value. "Liquidation Value" measured per share of the Class A Preferred Stock as of any particular date is $252,214.44. If the assets available for distribution to the stockholders are insufficient to pay the entire amounts to which the holders of Class A Preferred Stock are entitled, the entire assets of the Corporation available for distribution to stockholders shall be distributed ratably among the holders of the Class A Preferred Stock in proportion to the respective preferential amounts to which each is entitled.

                           (c) Voting Rights: Except as otherwise provided by
                  applicable law or expressly in this Certificate of Incorporation, the shares of Class A Preferred Stock shall not be entitled to vote in proceedings in which action may be taken by stockholders of the Corporation; provided however, no amendment or modification, including without limitation, by merger or otherwise, of the designation, rights, preferences, and limitations of the Class A Preferred Stock shall be binding or effective without the prior consent of the holders of record of shares of Class A Preferred Stock representing
                  66 2/3% of the Liquidation Value of all shares outstanding at the time such action is taken.

                           (d) Redemption: On and after February 1, 2002, the
                  Corporation, at its option, upon not less than thirty (30) nor more than (90) days' written notice, may redeem outstanding shares of Class A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price for each share of Class A Preferred Stock (the "Redemption Price") equal to (i) the par value of such shares of Class A Preferred Stock plus (ii) an amount equal to all dividends accumulated and unpaid thereon to the date fixed for redemption plus (iii) Liquidation Value plus (iv) a premium of $5,046.29 per share. Notice of redemption shall be deemed to have been given when addressed to the holders of Class A Preferred Stock at their addresses recorded on the books of the Corporation and deposited in the United States mail.

                           On or after the Redemption Date the holder requiring
                  such redemption by the corporation shall surrender the certificate evidencing its shares at the principal executive offices of the corporation, and shall thereupon be entitled to receive payment of the Redemption Price.

                           Notice having been given as provided above, if, on
                  the specified redemption date, funds necessary for the redemption shall be available therefor and shall have been set aside by the Corporation to pay the Redemption Price, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue on and after the specified redemption date, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor properly endorsed) shall terminate. Shares of Class A Preferred Stock redeemed or otherwise acquired by the Corporation shall be canceled and not reissued or resold.

                           (e) Put Rights: On or after June 1, 2002, each holder
                  of outstanding shares of Class A Preferred Stock, at its option, upon not less than thirty (30) nor more than ninety
                  (90) days' written notice, may require the Corporation to purchase from such holder, all of the shares of Class A Preferred Stock, for cash at a purchase price per share of Class A Preferred Stock (the "Put Purchase Price") equal to
                  (i) the par value of such shares of Class A Preferred Stock plus (ii) an amount equal to all dividends accumulated and unpaid thereon to the date fixed for purchase plus (iii) Liquidation Value. Notice of exercise of the rights pursuant to this clause (e) shall be deemed to have been given when addressed to the Chairman of the Board of the Corporation at the address of the Corporation's principal place of business and deposited in the United States mail.

                           After the Corporation has received notice from the
                  holders of outstanding Class A Preferred Stock of the exercise of their right pursuant to this clause (e), the holders have been duly notified, and the funds have been set aside by the Board of Directors, the holders thereof shall have no further rights as stockholders of the Corporation but shall only be entitled upon presentation of the certificates properly endorsed to receive the Put Purchase Price thereof, as set forth above.

                           Notice having been given as provided above, if, on
                  the specified purchase date, funds necessary for the purchase shall be available therefor and shall have been set aside by the Corporation to pay the Put Purchase Price, then, notwithstanding that the certificates evidencing any shares so called for purchase shall not have been surrendered, dividends with respect to the shares so called shall cease to accrue on and after the specified purchase date, such shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders of the Corporation and all rights whatsoever with respect to the shares so called for purchase (except the right of the holders to receive the Put Purchase Price without interest upon surrender of their certificates therefor properly endorsed) shall terminate. Shares of Class A Preferred Stock purchased or otherwise acquired by the Corporation shall be canceled and not reissued or resold."



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         SECOND: That in lieu of a meeting and vote of stockholders, the holder of all of the outstanding stock of the Corporation duly approved such amendment by written consent dated as of February 5, 1999, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the capital of the Corporation will not be reduced by reason of said Amendment.

         FOURTH: That the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Kronos International, Inc. has caused this certificate to be executed by its President and attested by its Secretary this 8th day of February, 1999.

                                       KRONOS INTERNATIONAL, INC., a Delaware
                                       corporation


                                       By: /s/ E. Gaertner
                                          --------------------------------------

                                       Name: E. Gaertner

                                       Title: President